Registration No. 333-20707

    As filed with the Securities and Exchange Commission on February 28, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[X] Pre-Effective Amendment No. 1           [ ] Post-Effective Amendment No. __

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                      STATE STREET RESEARCH FINANCIAL TRUST
               (Exact Name of Registrant as Specified in Charter)

             One Financial Center, Boston, Massachusetts 02111-2690
                    (Address of Principal Executive Offices)

                                 (617) 482-3920
              (Registrant's Telephone Number, including Area Code)

                         Francis J. McNamara, III, Esq.
             Executive Vice President, Secretary and General Counsel
                   State Street Research & Management Company
                              One Financial Center
                        Boston, Massachusetts 02111-2690
                     (Name and Address of Agent for Service)

                          Copies of Communications to:

                           Geoffrey R.T. Kenyon, Esq.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881

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 Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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         Pursuant to Rule 24f-2(a)(1) under the Investment Company Act of 1940, as amended, the Registrant previously has filed a declaration registering an indefinite number of shares of beneficial interest on Form N-1A (Registration Nos. 33-10327, 811-4911). Accordingly, no filing fee is due in connection with this Registration Statement. A copy of the Registrant's earlier Declaration pursuant to Rule 24f-2 is filed herewith as an exhibit. On or about December 20, 1996, the Registrant filed the notice required by Rule 24f-2 for its fiscal year ended October 31, 1996. Pursuant to Rule 429, this Registration Statement relates to the above-referenced Registration Statement on Form N-1A.

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



         This Pre-Effective Amendment No. 1 (the "Amendment") to Registration Statement on Form N-14 (the "Registration Statement") of State Street Research Financial Trust (the "Registrant"), Registration Number 333-20707, filed January 30, 1997, is being filed by the Registrant for the sole purpose of delaying the effectiveness of the Registration Statement.

         The Amendment hereby incorporates by reference the Registration Statement.


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                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and the Commonwealth of Massachusetts on the 28th day of February, 1997.


                                 STATE STREET RESEARCH FINANCIAL TRUST

                                             *
                                 By: __________________
                                     Ralph F. Verni
                                     Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on the above date by the following persons in the capacities indicated:




            *                   Trustee, Chairman of the Board and Chief
________________________        Executive Officer (principal executive officer)
Ralph F. Verni

            *                   Treasurer (principal financial and accounting
________________________        officer)
Gerard P. Maus


________________________        Trustee
Steve A. Garban


________________________        Trustee
Malcolm T. Hopkins


            *
________________________        Trustee
Edward M. Lamont

            *
________________________        Trustee
Robert A. Lawrence

            *
________________________        Trustee
Dean O. Morton

            *
________________________        Trustee
Thomas L. Phillips

            *
________________________        Trustee
Toby Rosenblatt

            *
________________________        Trustee
Michael S. Scott Morton


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            *
________________________        Trustee
Jeptha H. Wade



*By: /s/ Francis J. McNamara, III
    -----------------------------
         Francis J. McNamara, III,
         Attorney-in-Fact under Powers of
         Attorney dated January 30, 1997
         incorporated by reference from
         Registration Statement on N-14
         filed January 30, 1997.

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